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                                                                    Exhibit 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated June 10, 2003, included herein with respect to the combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2002 and 2001, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002 and to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG Accountants N.V.

Eindhoven, The Netherlands

July 1, 2003